Exhibit 99.1

General Moly Announces Second Quarter 2011 Results

LAKEWOOD, Colo.--(BUSINESS WIRE)--August 3, 2011--General Moly, Inc. (the "Company") (NYSE Amex and TSX: GMO) announced its unaudited financial results for the second quarter ended June 30, 2011. Net loss for the three months ended June 30, 2011 was approximately $5.4 million ($0.06 per share), compared to a loss of $3.2 million ($0.04 per share) for the year ago period. Net loss for the six months ended June 30, 2011 was approximately $9.5 million ($0.10 per share), compared to a loss of $6.0 million ($0.08 per share) for the year ago period.

Our cash balance at the end of the second quarter was approximately $59 million compared to approximately $54 million at the end of 2010. During the second quarter, cash use of approximately $5 million was the result of approximately $2.1 million in development, engineering, and equipment deposit costs, approximately $2 million in General and Administrative costs, and approximately $0.9 million in debt issuance costs related to procurement of the Hanlong-sourced Chinese Bank Loan. Additionally, at June 30, 2011, the Company took a $3.4 million non-cash write down representing approximately 50% of a long-term deposit on mining equipment with the passage of a June 30, 2011 deadline for a firm purchase order. During the remainder of 2011, spending levels will largely be tied to progress toward receipt of the Mt. Hope project's permits, not including a $9 million advanced royalty payment due in the fourth quarter of 2011 under the Company's Mt. Hope lease.

Financial information is included at the end of this release.

MT. HOPE PROJECT FINANCING UPDATE

When final permits are received, POS-Minerals Corporation (a 20% owner of the Mt. Hope project) is anticipated to fund its final $56 million initial contribution, plus 20% of all the funds the Company has spent on the Mt. Hope project at that point. The Company estimates this combined payment will be approximately $100 million. From that point forward, the project will be funded 80% by the Company and 20% by POS-Minerals Corporation.

Also, within nine months after the Mt. Hope project’s permits are received, pursuant to the amended Securities Purchase Agreement between the Company and Hanlong (USA) Mining Investment, Inc. (“Hanlong”), Hanlong is obligated to procure a drawable loan from a Chinese bank of not less than $665 million. Despite the increased timing and flexibility provided to Hanlong, both parties remain committed to the availability of a drawable loan as expeditiously as possible following receipt of Mt. Hope’s permits and continue to work toward a two or three month availability timeframe.

During the quarter, the Company completed work with a Chinese engineering firm to reformat and translate its Bankable Feasibility Study for the Chinese banks at a cost of approximately $0.9 million. Work is now focused on drafting and negotiating a specific term sheet for the Mt. Hope debt facility. When the bank loan is in place and required permits are received, the Company intends to close on Hanlong’s Tranche 2 equity sale for $40 million, bringing Hanlong’s share position in the Company to 25% on a fully-diluted basis.

MT. HOPE PROJECT PERMITTING UPDATE

The Bureau of Land Management (“BLM”) and its independent Environmental Impact Statement (“EIS”) contractor are continuing work to complete the Draft Environmental Impact Statement (“DEIS”) by incorporating and responding to comments received on May 6, 2011 from the second draft of the Mt. Hope project’s Preliminary DEIS. The DEIS is currently anticipated to be completed in the third quarter and published in the Federal Register in the third or fourth quarter. Following publication of the DEIS, full permits are anticipated within six to nine months.

MT. HOPE PROJECT WATER RIGHTS UPDATE

On July 15, 2011, the Nevada State Engineer issued ruling 6127 granting the Company’s water right applications for the use of 11,300 acre-feet annually of water for mining purposes, which will facilitate the pumping of water necessary for the Mt. Hope project’s planned operations. The specific permits are anticipated to be issued following payment of statutory fees, and, following the State Engineer’s approval of a Monitoring, Management, and Mitigation Plan (3M Plan), prepared in cooperation with Eureka County, the water will be available for consumptive use.

The Company continues to hold discussions with area stakeholders, including Eureka County, to cooperatively develop a long-term 3M Plan. Participation, transparency and input of area stakeholders is a major goal of the 3M Plan. On July 28, 2011, Eureka County issued a press release announcing that it is considering appealing the State Engineer’s decision on water rights for the Mt. Hope project. The deadline to appeal is August 15, 2011.

MT. HOPE PROJECT ENGINEERING AND EQUIPMENT PROCUREMENT UPDATE

The Company will restart engineering and procurement efforts following the publication of the DEIS. Although the Company has purchased and ordered most of the long-lead milling equipment, firm orders for much of the mobile mine fleet and other process equipment must still be placed. The Company had remitted $6.8 million against a contract to purchase two electric shovels in 2008. The Company took a non-cash write down of $3.4 million with the passage of the first order deadline of June 30, 2011. The Company continues discussions concerning applying previous payments to future orders, including the remaining $3.4 million tied to an order deadline of June 30, 2012.

LIBERTY PROJECT UPDATE

During the second quarter, the Company announced the results of 33 core holes that were not previously included in the Liberty project 2008 pre-feasibility study. These core holes are being incorporated into a revised resource estimate, which is anticipated to be released in the third quarter of 2011. The revised resource estimate will form the basis for an updated pre-feasibility study that is anticipated to be completed early next year.

The Company is also initiating discussions with a variety of parties regarding investment and off-take opportunities with respect to the Liberty project.

MOLYBDENUM MARKET UPDATE

During the second quarter of 2011, molybdenum prices traded slightly lower and finished the quarter at $14.90 per pound, compared to $16.40 per pound at the end of last year, according to Ryan’s Notes, an industry publication. Since the end of the second quarter, prices have continued to decline and are currently at approximately $14.70 per pound. The Company believes that current price declines are primarily related to seasonal steel production trends and that molybdenum demand and prices will strengthen later in the year.

Additional information on the Company’s second quarter 2011 results will be available in General Moly’s 2011 Form 10-Q, which will be filed with the Securities and Exchange Commission and posted on the Company’s website.

GENERAL MOLY, INC. (A DEVELOPMENT STAGE COMPANY) CONSOLIDATED BALANCE SHEETS (Unaudited - In thousands except per share amounts)

	June 30, 2011 (Unaudited)	December 31, 2010
ASSETS:
CURRENT ASSETS
Cash and cash equivalents	$59,267	$53,571
Deposits, prepaid expenses and other current assets	660	148
Total Current Assets	59,927	53,719
Mining properties, land and water rights	137,882	133,093
Deposits on project property, plant and equipment	64,783	68,363
Restricted cash held for electricity transmission	12,005	12,005
Restricted cash held for reclamation bonds	1,133	1,133
Non-mining property and equipment, net	914	1,045
Debt issuance costs	2,197	887
Other assets	2,994	2,994
TOTAL ASSETS	$281,835	$273,239
LIABILITIES, CONTINGENTLY REDEEMABLE NONCONTROLLING INTEREST AND EQUITY:
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$2,071	$4,138
Accrued advance royalties	8,950	9,500
Current portion of long term debt	10,484	194
Total Current Liabilities	21,505	13,832
Provision for post closure reclamation and remediation costs	559	571
Deferred gain	800	215
Accrued advance royalties	8,950	8,950
Accrued payments to Agricultural Sustainability Trust	4,000	4,000
Long term debt, net of current portion	218	10,481
Total Liabilities	36,032	38,049

COMMITMENTS AND CONTINGENCIES

CONTINGENTLY REDEEMABLE NONCONTROLLING INTEREST	98,073	98,753

EQUITY
Common stock, $0.001 par value; 200,000,000 shares authorized, 90,774,913 and 85,353,473 shares issued and outstanding, respectively	91	85
Additional paid-in capital	255,318	234,517
Accumulated deficit before exploration stage	(213)	(213)
Accumulated deficit during exploration and development stage	(107,466)	(97,952)
Total Equity	147,730	136,437
TOTAL LIABILITIES, CONTINGENTLY REDEEMABLE NONCONTROLLING INTEREST AND EQUITY	$281,835	$273,239

GENERAL MOLY, INC. (A DEVELOPMENT STAGE COMPANY) CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited - In thousands, except per share amounts)

	Three Months Ended		Six Months Ended		January 1, 2002 (Inception of Exploration Stage) to June 30, 2011
	June 30, 2011	June 30, 2010	June 30, 2011	June 30, 2010

REVENUES	$—	$—	$—	$—	$—
OPERATING EXPENSES:
Exploration and evaluation	288	180	456	308	38,589
Write downs of development and deposits	3,403	—	3,403	—	8,819
General and administrative expenses	2,291	2,985	6,228	5,703	65,755
TOTAL OPERATING EXPENSES	5,982	3,165	10,087	6,011	113,163
LOSS FROM OPERATIONS	(5,982)	(3,165)	(10,087)	(6,011)	(113,163)
OTHER INCOME / (EXPENSE)
Interest and dividend income	8	5	19	6	4,060
Interest expense	(66)	(41)	(126)	(41)	(290)
TOTAL OTHER (EXPENSE) / INCOME , NET	(58)	(36)	(107)	(35)	3,770
LOSS BEFORE INCOME TAXES	(6,040)	(3,201)	(10,194)	(6,046)	(109,393)
Income Taxes	—	—	—	—	—
CONSOLIDATED NET LOSS	$(6,040)	$(3,201)	$(10,194)	$(6,046)	$(109,393)
Less: Net loss attributable to contingently redeemable noncontrolling interest	680	—	680	—	1,927
NET LOSS ATTRIBUTABLE TO GENERAL MOLY, INC.	$(5,360)	$(3,201)	$(9,514)	$(6,046)	$(107,466)
Basic and diluted net loss attributable to General Moly per share of common stock	$(0.06)	$(0.04)	$(0.10)	$(0.08)	$
Weighted average number of shares outstanding – basic and diluted	90,750	72,568	90,749	72,557

GENERAL MOLY, INC. (A DEVELOPMENT STAGE COMPANY) CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited - In thousands)

	Six Months Ended		January 1, 2002 (Inception of Exploration Stage) to June 30, 2011
	June 30, 2011	June 30, 2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss	$(10,194)	$(6,046)	$(109,393)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation and amortization	198	184	1,430
Interest expense	126	41	290
Equity compensation for employees and directors	1,282	604	16,381
(Increase) in deposits, prepaid expenses and other	(291)	(4)	(347)
(Decrease) increase in accounts payable and accrued liabilities	(2,655)	(975)	803
(Decrease) increase in post closure reclamation and remediation costs	(12)	(25)	350
Write downs of development and deposits	3,403	—	8,819
Services and expenses paid with common stock	—	—	1,990
Repricing of warrants	—	585	965
(Increase) in restricted cash held for electricity transmission	—	—	(12,005)
Net cash used by operating activities	(8,143)	(5,636)	(90,717)
CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for the purchase of equipment	—	—	(1,548)
Purchase and development of mining properties, land and water rights	(4,743)	(5,819)	(113,450)
Deposits on property, plant and equipment	(6)	(24,331)	(68,090)
Proceeds from option to purchase agreements	585	100	800
Purchase of securities	—	—	(137)
Increase in restricted cash held for reclamation bonds	—	—	(642)
Cash provided by sale of marketable securities	—	—	246
Net cash used by investing activities	(4,164)	(30,050)	(182,821)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of stock, net of issuance costs	19,412	56	227,719
Net (decrease) increase in leased assets	(99)	(89)	231
Payments for debt issuance costs	(1,310)	—	(2,197)
Proceeds from debt	—	10,000	10,000
Cash proceeds from POS-Minerals Corporation	—	—	100,000
Cash paid to POS-Minerals Corporation for purchase price adjustment	—	—	(2,994)
Net cash provided by financing activities	18,003	9,967	332,759
Net increase (decrease) in cash and cash equivalents	5,696	(25,719)	59,221
Cash and cash equivalents, beginning of period	53,571	48,614	46
Cash and cash equivalents, end of period	$59,267	$22,895	$59,267
NON-CASH INVESTING AND FINANCING ACTIVITIES:
Equity compensation capitalized as development	$112	$472	$6,312
Restricted cash held for reclamation bond acquired in an acquisition	—		491
Post closure reclamation and remediation costs and accounts payable assumed in an acquisition	—	—	263
Common stock and warrants issued for property and equipment	—	—	1,586
Accrued portion of deposits on property, plant and equipment	183	—	183
Accrued portion of advance royalties	—	—	17,900
Accrued portion of payments to the Agricultural Sustainability Trust	—	—	4,000

General Moly is a U.S.-based molybdenum mineral development, exploration and mining company listed on the NYSE Amex (formerly the American Stock Exchange) and the Toronto Stock Exchange under the symbol GMO. Our primary asset, our interest in the Mt. Hope project located in central Nevada, is considered one of the world's largest and highest grade molybdenum deposits. Combined with our second molybdenum property, the Liberty project that is also located in central Nevada, our goal is to become the largest primary molybdenum producer by the middle of the decade. For more information on the Company, please visit our website at http://www.generalmoly.com.

Forward-Looking Statements

Statements herein that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act, as amended and Section 21E of the Securities Exchange Act of 1934, as amended and are intended to be covered by the safe harbor created by such sections. Such forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected, or implied by the Company. These risks and uncertainties include, but are not limited to, metals price and production volatility, global economic conditions, currency fluctuations, increased production costs and variances in ore grade or recovery rates from those assumed in mining plans, exploration risks and results, political, operational and project development risks, including the Company’s ability to obtain required permits to commence production and its ability to raise required financing, adverse governmental regulation and judicial outcomes. The closing of the Hanlong transaction and obtaining bank financing are subject to a number of conditions precedent that may not be fulfilled. For a detailed discussion of risks and other factors that may impact these forward looking statements, please refer to the Risk Factors and other discussion contained in the Company’s quarterly and annual periodic reports on Forms 10-Q and 10-K, on file with the SEC. The Company undertakes no obligation to update forward-looking statements.

CONTACT:
General Moly
Investors and Business Development
Seth Foreman, 303-928-8591
sforeman@generalmoly.com
or
Media
Zach Spencer, 775-748-6059
zspencer@generalmoly.com
http://www.generalmoly.com
info@generalmoly.com